EXHIBIT 2.B

                            FIRST AMENDMENT TO LEASE

      THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made and entered into as of the 28th day of March, 1996 (the "Effective Date") by and between HMS OFFICE, L.P. ("Landlord") and AMERICAN CLAIMS EVALUATION, INC. ("Tenant").

                                   WITNESSETH:

WHEREAS, Homart Development Co. ("Original Landlord") and Tenant entered into that certain Office Building-Lease dated June 2, 1993 (the "Lease"), with respect to the lease of approximately 7,168 rentable square feet (the "Premises") on the 12th floor of that certain office building known as Xerox Centre II;

WHEREAS, Original Landlord assigned its interest under the Lease to Landlord, the current owner of the Building; and

WHEREAS, Landlord and Tenant now desire to terminate the Lease as to 2,650 square feet of the Premises in the location shown on Exhibit A attached hereto (the "Terminated Space") subject to the terms and conditions set forth below in this Amendment.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant intending to be and being legally bound do hereby agree as follows:

      1. All capitalized terms utilized herein and not defined herein shall have the meanings ascribed thereto in the Lease.

      2. Subject to the provision of Paragraph 5 below, Landlord and Tenant hereby agree that the term of the Lease shall terminate as to the Terminated Space only effective as of April 7, 1996 (the "Termination Date"). As a result of such termination, Landlord and Tenant shall be released of all further obligations, covenants, and agreements accruing under the Lease as to the Terminated Space only after the Termination Date. Notwithstanding the foregoing, in no event shall Tenant or Landlord be released from any of their obligations, covenants, and agreements which accrue under the Lease as to all of the Premises prior to the Termination Date (including, without limitation, Tenant's obligation to pay rent with respect to the period prior to the Termination Date in accordance with the provisions of the Lease or Tenant's obligations to deliver the Terminated Premises to Landlord on or prior to the Termination Date) or any other provisions under the Lease which by their terms expressly survive the termination or expiration of the Lease. The Lease, as it relates to the Premises other than the Terminated Space ("Remaining Space"), however, shall continue in full force and effect, unmodified by this Amendment. As of the Termination Date, the Premises as defined in the Lease shall be the Remaining Space which consists of 4,518 rentable square feet. Tenant shall be obligated to vacate all of the Terminated Premises in the condition required by the Lease on or prior to the Termination Date. Notwithstanding anything to the contrary contained herein, if Tenant fails to surrender the Terminated Premises prior to the Termination Date in accordance with the provisions of this Amendment, Tenant shall be a tenant at will, and in addition to the remedies available at law and in equity (including without


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limitation, the right to commence a forcible entry and detainer suit) the provisions of Section 18(b) of the Lease shall apply to any such holding over after the Termination Date and Tenant shall not be released from its obligations, covenants and agreements under the Lease as to the Terminated Space relating to such holdover period.

      3. Paragraph 1(b) of the Lease shall be deleted in its entirety and the following shall be substituted therefor:

      "(b) Minimum Rent: $55,345.50 per annum, in equal monthly installments of $4,612.13."

      4. Paragraph 4(b)(i) of the Lease shall be amended by deleting the ".898%" in the last line thereof and substituting therefor ".566%".

      5. Notwithstanding anything to the contrary set forth in this Amendment, if Landlord and Staffing Resources, Inc. ("Staffing"), an existing tenant of the Building, do not enter into a binding amendment to Staffing's existing lease on or before 5:00 p.m. on April 12, 1996, in form and substance satisfactory to Landlord in its sole discretion (Staffing Amendment), whereby Staffing shall lease the Terminated Premises for a term commencing on the Termination Date and continuing through and until December 31, 2000, then this Amendment shall terminate automatically effective as of April 5, 1996, and shall be of no force and effect.

      Tenant acknowledges and agrees that if the Staffing Amendment is entered into by Staffing and Landlord, Landlord will cause Staffing to construct a Building standard demising wall ("Wall") to separate the Remaining Space from the Terminated Space after the Termination Date. Landlord shall have no liability, to Tenant for, and Tenant releases Landlord from, all claims, causes of action, liability costs and expenses which may result from the installation of the Wall (including without limitation, any interruption in Tenant's business resulting therefrom). Tenant shall be obligated to make any improvements to the Wall within its Premises desired by Tenant, at Tenant's cost and expense, subject to Landlord's prior written approval and to the other limitations contained in the Lease.

      6. Rider No. 1 to the Lease shall be amended by deleting the "thirty-five
(35)" in the fourth (4th) line thereof and substituting therefor "twenty-seven
(27)".

      7. This Amendment shall be binding upon and shall inure to the benefit of all parties hereto and their permitted successors and assigns under the Lease, as applicable.

      8. This Amendment may be executed in counterparts, and each such executed counterpart when taken together shall constitute one and the same agreement.


      9. Each party represents and warrants to the other that the person signing on its behalf is duly authorized to execute and deliver this Amendment and that no further consents or approvals, whether corporate or third party, are required in order to execute and deliver, and perform its covenants contained in, this Amendment.

      10. The parties agree that each party and its legal counsel has reviewed or has had the opportunity to review this Amendment and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in any construction or interpretation of this Amendment.

      11. This Amendment shall be construed and enforced in accordance with the laws of the State of Texas.


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      12. The Lease remains in full force and effect without any further amendments, alterations, or modifications thereto except as set forth herein, and Landlord and Tenant expressly ratify and confirm the Lease as amended hereby.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the 28th day of March, 1996.

LANDLORD:                                      TENANT:

HMS OFFICE, L.P.
a Delaware limited partnership

By: Hines Office Company, L.L.C,               AMERICAN CLAIMS
    General Partner                            EVALUATION, INC.


    By:  /s/Tom Owens                          By:    /s/ Gary Gelman
         -------------------------                    -----------------------
    Its: Manager                               Name:  Gary Gelman
                                               Its:   President